Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Icagen, Inc. for the registration of up to $75,000,000 of common stock, preferred stock, debt securities or warrants and to the incorporation by reference therein of our report dated February 14, 2006, with respect to the financial statements of Icagen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

May 8, 2006